Exhibit 99.1

The Chubb Corporation
15 Mountain View Road — P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb First Quarter Net Income per Share Increases 36% to $2.48;

Operating Income per Share Increases 26% to $2.14;

Net and Operating Income per Share Results Are Highest of

Any Quarter in Chubb History;

Combined Ratio Is 84.6%

WARREN, New Jersey, April 25, 2013 — The Chubb Corporation [NYSE: CB] today reported that net income in the first quarter of 2013 was $656 million, compared to $506 million in the first quarter of 2012. First quarter net income per share increased 36% to $2.48 in 2013 from $1.83 in 2012.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $566 million in the first quarter of 2013 and $469 million in the first quarter of 2012. First quarter operating income per share increased 26% to $2.14 in 2013 from $1.70 in 2012.

The first quarter combined loss and expense ratio was 84.6% in 2013 and 90.2% in 2012. The impact of catastrophes on the first quarter combined ratio was 0.6 percentage points in 2013 and 0.8 points in 2012. Excluding the impact of catastrophes, the first quarter combined ratio was 84.0% in 2013 and 89.4% in 2012. The expense ratio for the first quarter was 32.3% in 2013 and 32.2% in 2012.

Chubb’s estimated overall gross and net losses from Storm Sandy remained unchanged from the amounts previously reported, although estimated commercial lines losses declined slightly and personal lines losses increased by a similar amount.

Net written premiums for the first quarter of 2013 increased 4% to $3.1 billion. Foreign currency translation had an insignificant effect on total premium growth in the first quarter. Premiums were up 3% in the U.S. and up 6% outside the U.S. (up 7% in local currencies).

Property and casualty investment income after taxes for the first quarter declined 6% to $288 million in 2013 from $308 million in 2012.

Net income for the first quarter of 2013 reflected net realized investment gains of $138 million before tax ($0.34 per share after tax). Net income for the first quarter of 2012 reflected net realized investment gains of $56 million before tax ($0.13 per share after tax).

“Chubb is off to a great start in 2013,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Operating income per share of $2.14 and net income per share of $2.48 were both the highest of any quarter in Chubb’s history. Our combined ratio was an outstanding 84.6%, reflecting the impact of higher rates, strong underlying underwriting performance and low catastrophe losses. We are also encouraged by the renewal rate increases we continued to obtain in all of our business units.”

During the first quarter of 2013, Chubb repurchased approximately 3.9 million shares of its common stock at a total cost of $326 million (an average cost per share of $82.86). As of March 31, 2013, there was $1.1 billion available for share repurchases under the current authorization.

Average diluted shares outstanding for the first quarter were 264.8 million in 2013 and 276.2 million in 2012.

Book value per share was $61.79 at March 31, 2013, compared to $57.37 at March 31, 2012 and $60.45 at December 31, 2012.

First Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 5% in the first quarter to $987 million. CPI’s combined ratio for the quarter was 87.0%, compared to 85.5% in the first quarter of 2012. The first-quarter impact of catastrophes accounted for 3.9 percentage points in 2013, including a 2.6 point impact related to an increase in estimated CPI losses from Storm Sandy. In the first quarter of 2012, the impact of catastrophes was 1.2 points. Excluding the impact of catastrophes, CPI’s first quarter combined ratio was 83.1% in 2013 and 84.3% in 2012.

Net written premiums for Homeowners increased 3%, and the combined ratio was 82.5%. The impact of catastrophes in the first quarter accounted for 6.1 percentage points of the Homeowners combined ratio. Excluding the impact of catastrophes, the combined ratio for Homeowners was 76.4%. Personal Automobile premiums increased 7%, and the combined ratio was 94.0%. For Other Personal lines, premiums increased 9% and the combined ratio was 94.0%.

Chubb Commercial Insurance (CCI) net written premiums increased 2% in the first quarter to $1.4 billion. The combined ratio for the quarter was 81.9% in 2013 and 93.3% in 2012. The impact of catastrophes in the first quarter of 2013 improved CCI’s combined ratio by 1.7 percentage points as a result of a 2.1 point impact related to a decrease in estimated CCI losses from Storm Sandy. In the first quarter of 2012, the impact of catastrophes accounted for 0.9 percentage points of CCI’s combined ratio. Excluding the impact of catastrophes, CCI’s first quarter combined ratio was 83.6% in 2013 and 92.4% in 2012.

In the United States, average first quarter CCI renewal rates increased 8%, renewal premium retention was 84% and the ratio of new to lost business was 0.8 to 1.

Chubb Specialty Insurance (CSI) net written premiums increased 5% in the first quarter to $632 million. The combined ratio for CSI was 87.4%, compared to 93.6% in the first quarter of 2012.

Professional Liability (PL) net written premiums were up 2%, and the combined ratio was 92.4%. In the United States, average first quarter renewal rates for PL increased 9%, renewal premium retention was 81% and the ratio of new to lost business was 0.6 to 1.

Surety net written premiums were up 30%, and the combined ratio was 50.7%.

Webcast Conference Call to be Held Today at 5 P.M.

Chubb’s senior management will discuss the company’s first quarter performance with investors and analysts today, April 25th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,200 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Foreign Currency Translation:

Management uses net written premiums growth (decrease) excluding the impact of foreign currency translation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the impact of foreign currency translation, management uses the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION

In the conference call identified above and other communications, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies we insure, particularly with respect to our lines of business that have a longer time span, or tail, between the incidence of a loss and the settlement of the claim;

•	the impact of legislative, regulatory, judicial and similar developments on companies we insure, particularly with respect to our longer tail lines of business;

•

the impact of legislative, regulatory, judicial and similar developments on our business, including those relating to insurance industry reform, terrorism, catastrophes, the financial markets, solvency standards, capital requirements, accounting guidance and taxation;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	our plans to repurchase shares of our common stock, including as a result of changes in:

—	our financial position and financial results;

—	our capital position and/or capital adequacy levels required to maintain our existing ratings from independent rating agencies;

—	our share price;

—	investment opportunities;

—	opportunities to profitably grow our property and casualty insurance business;

—	corporate and regulatory requirements; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Three Months Ended March 31
	2013	2012
	(in millions)

PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,057	$2,949
Decrease (Increase) in Unearned Premiums	(53)	2

Premiums Earned	3,004	2,951

Losses and Loss Expenses	1,568	1,707
Operating Costs and Expenses	983	947
Increase in Deferred Policy Acquisition Costs	(41)	(14)
Dividends to Policyholders	9	8

Underwriting Income	485	303

Investments
Investment Income Before Expenses	363	391
Investment Expenses	12	11

Investment Income	351	380

Other Income (Charges)	5	(1)

Property and Casualty Income	841	682

CORPORATE AND OTHER	(63)	(59)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	778	623

Federal and Foreign Income Tax	212	154

CONSOLIDATED OPERATING INCOME	566	469

REALIZED INVESTMENT GAINS AFTER INCOME TAX	90	37

CONSOLIDATED NET INCOME	$656	$506

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$288	$308

	Three Months Ended March 31
	2013	2012

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	264.8	276.2
Actual Common Shares at End of Period	259.2	270.0

DILUTED EARNINGS PER SHARE DATA
Operating Income	$2.14	$1.70
Realized Investment Gains	.34	.13

Net Income	$2.48	$1.83

Effect of Catastrophes	$(.04)	$(.06)

	Mar. 31 2013	Dec. 31 2012	Mar. 31 2012

BOOK VALUE PER COMMON SHARE	$61.79	$60.45	$57.37

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	55.57	53.80	51.58

PROPERTY AND CASUALTY UNDERWRITING RATIOS

THREE MONTHS ENDED MARCH 31

	2013	2012

Losses and Loss Expenses to Premiums Earned	52.3%	58.0%
Underwriting Expenses to Premiums Written	32.3	32.2

Combined Loss and Expense Ratio	84.6%	90.2%

Effect of Catastrophes on Combined Loss and Expense Ratio	0.6%	0.8%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

THREE MONTHS ENDED MARCH 31

	2013	2012
	(in millions)

Paid Losses and Loss Expenses	$1,838	$1,651
Increase (Decrease) in Unpaid Losses and Loss Expenses	(270)	56

Total Losses and Loss Expenses	$1,568	$1,707

PROPERTY AND CASUALTY PRODUCT MIX

THREE MONTHS ENDED MARCH 31

	Net Premiums Written			Combined Loss and
				Expense Ratios
	2013	2012	% Increase	2013	2012
	(in millions)

Personal Insurance
Automobile	$176	$164	7%	94.0%	91.3%
Homeowners	570	555	3	82.5	80.1
Other	241	221	9	94.0	97.3

Total Personal	987	940	5	87.0	85.5

Commercial Insurance
Multiple Peril	272	261	4	83.4	93.2
Casualty	448	450	—	93.2	93.7
Workers’ Compensation	299	298	—	89.0	95.2
Property and Marine	421	396	6	64.7	93.6

Total Commercial	1,440	1,405	2	81.9	93.3

Specialty Insurance
Professional Liability	549	538	2	92.4	98.5
Surety	83	64	30	50.7	56.3

Total Specialty	632	602	5	87.4	93.6

Total Insurance	3,059	2,947	4	84.7	90.6

Reinsurance Assumed	(2)	2	*	*	*

Total	$3,057	$2,949	4	84.6	90.2

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.